Exhibit 10.24

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

CONFIDENTIAL

EXCLUSIVE LICENSE AND

NONEXCLUSIVE OPTION AGREEMENT

BETWEEN

GLAXO GROUP LIMITED

AND

REGULUS THERAPEUTICS INC.

This EXCLUSIVE LICENSE AND NONEXCLUSIVE OPTION AGREEMENT (this “Agreement”) is entered into and made effective as of the 24th day of February 2010 (the “Effective Date”) by and between Regulus Therapeutics Inc., a Delaware corporation having its principal place of business at 1896 Rutherford Road, Carlsbad, CA 92008 (“Regulus”), and Glaxo Group Limited, a company existing under the laws of England and Wales, having its registered office at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 0NN, England (“GSK”). Regulus and GSK are each referred to herein by name or as a “Party” or, collectively, as “Parties.”

RECITALS

WHEREAS, Regulus is a Delaware corporation that is jointly owned by Isis Pharmaceuticals, Inc. (“Isis”) and Alnylam Pharmaceuticals, Inc. (“Alnylam” and together with Isis, Regulus’ “Founding Companies”, and each a “Founding Company”);

WHEREAS, Regulus and GSK are parties to the Product Development and Commercialization Agreement dated April 17, 2008, as amended (the “Existing Collaboration”);

WHEREAS, Regulus possesses proprietary technology and know-how related to the research, discovery, identification, synthesis and development of single-stranded oligonucleotide miRNA Antagonists in the Field (each as defined below);

WHEREAS, GSK possesses expertise in the pharmaceutical research, development, manufacturing and commercialization of human pharmaceuticals, and GSK is interested in developing miRNA Antagonists as drug products in the Field;

WHEREAS, GSK may obtain from Santaris a license to commercialize the miRNA Compound known as SPC-3649;

WHEREAS, GSK desires, upon obtaining certain rights to SPC-3649 from Santaris, to obtain from Regulus an exclusive license to develop and commercialize SPC-3649 in the Field; and Regulus desires to grant GSK such rights, all on the terms and conditions set forth herein; and

WHEREAS, GSK may, during the term of this Agreement, desire to obtain from Regulus a nonexclusive license to certain other patents in the Field, and in such case, GSK and Regulus agree to negotiate in good faith, in accordance with the terms and conditions of this Agreement to the extent possible, and in accordance with the Agreement between Regulus and Garching Innovation GmbH, as appropriate.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be hereby bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 The capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in Exhibit A attached hereto unless context dictates otherwise. All references to “Dollars” mean U.S. Dollars. The use of the singular form of a defined term also includes the plural form and vice versa, except where expressly noted. The use of the word “including” shall mean “including without limitation”. The use of the words “herein,” “hereof” or “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof.

ARTICLE 2

[...***...] OPTION

2.1 Option to License the [...***...] Patents. If GSK provides Regulus with written notice of a desire to negotiate in good faith to obtain a nonexclusive license to the [...***...] Patents, then Regulus and GSK shall, in good faith, use commercially reasonable efforts to conclude a written license agreement (the “[...***...] Sublicense”) within sixty (60) days of such written notice for the grant by Regulus to GSK of a worldwide, nonexclusive, royalty-bearing, sublicenseable (in accordance with Section 3.1.2 below) license, under the [...***...] Patents solely to Develop, Manufacture and Commercialize SPC-3649 in the Field; provided, that, such license will (a) be subject to the terms and conditions of those certain agreements between Regulus and those certain Third Parties in effect as of the Effective Date and as listed on Exhibit G, and (b) have a maximum royalty rate to be paid by GSK under such agreement capped at the Third Party License Pass-Through Costs under the [...***...]. Upon GSK’s and Regulus’ execution of the [...***...]Sublicense, and subject to the terms and conditions of the [...***...] Sublicense, (i) the [...***...] shall be deemed listed on Exhibit G, and (ii) the [...***...] Patents shall be deemed included in the definition of Regulus Patents and therefore subject to ARTICLE 3.

ARTICLE 3

GRANT OF LICENSE RIGHTS

3.1 License Grants to GSK.

3.1.1 Development and Commercialization License. Subject to the terms and conditions of this Agreement (including but not limited to the limitations set forth in this ARTICLE 3) and those certain agreements between Regulus and those certain Third Parties in effect as of the Effective Date and as listed on Exhibit G, Regulus hereby grants to GSK a worldwide, exclusive, royalty-bearing, sublicenseable (in accordance with Section 3.1.2 below) license, under the Regulus Patents solely to Develop, Manufacture and Commercialize SPC-3649 in the Field.

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3.1.2 Sublicense Rights. Subject to the terms and conditions of this Agreement (including but not limited to the limitations set forth in this ARTICLE 3) and those certain agreements between Regulus and those certain Third Parties in effect as of the Effective Date and as listed on Exhibit G, GSK shall have the right to grant to its Affiliates and/or Third Parties sublicenses under the license granted under Section 3.1.1 above solely to continue the Development, Manufacture or Commercialization of SPC-3649; provided, that, (a) each such sublicense shall be subject and subordinate to, and consistent with, the applicable terms and conditions of this Agreement; (b) GSK may not grant a sublicense to Santaris or any of Santaris’ Affiliates; and (c) GSK cannot sublicense the Stanford Patents. GSK shall provide Regulus with a copy of any sublicense granted pursuant to this Section 3.1.2 within thirty (30) days after the execution thereof. Such copy may be redacted to exclude confidential scientific information and other sensitive information required by a Sublicensee or GSK to be kept confidential; provided, that for agreements that are entered into by GSK or its Affiliates after the Effective Date that materially relate to the Regulus Patents, GSK will reasonably endeavor to facilitate the communication of information between the Parties with respect to any subsequent Development activities by GSK to the extent required by those certain agreements between Regulus and those certain Third Parties in effect as of the Effective Date and as listed on Exhibit G. Regulus may share such copy or information with its Founding Companies and relevant Third Party licensors who have a contractual right and material need to know such information under obligations of confidentiality which are no less strict than the confidentiality obligations imposed upon Regulus hereunder. GSK will remain responsible for the performance of its Affiliates and Sublicensees, and will ensure that all such Affiliates and Sublicensees comply with the relevant provisions of this Agreement.

3.1.3 Retained Rights; No Implied Licenses. The exclusive license granted to Regulus by Alnylam pursuant to Section 2.2(a) of the Regulus License Agreement is subject to Alnylam’s retained right to use and exploit Alnylam’s Founding Company Know-How and Founding Company Patents solely to support its own internal Research in the Alnylam Field (each as defined in the Regulus License Agreement). The exclusive license granted to Regulus by Isis pursuant to Section 2.2(a) of the Regulus License Agreement is subject to Isis’ retained right to use and exploit Isis’ Founding Company Know-How and Founding Company Patents solely to support its own internal Research in the Isis Field (each as defined in the Regulus License Agreement). All rights in and to Regulus Patents not expressly licensed to GSK hereunder, under the Existing Collaboration or pursuant to the operation of the relevant applicable express provisions of this Agreement or the Existing Collaboration, and any other Patent Rights or Know-How of Regulus or its Founding Companies or Affiliates, are hereby retained by Regulus or such Founding Company or Affiliate. Except as expressly provided in this Agreement, no Party will be deemed by estoppel or implication to have granted the other Parties any license or other right with respect to any intellectual property of such Party.

3.1.4 Stanford License Considerations. For purposes of clarification, with respect to the sublicense granted by Regulus to GSK under the Stanford Patents, GSK acknowledges and agrees that (a) such sublicense is subject and subordinate to the terms and conditions of the Stanford License Agreement, (b) Stanford is a third party beneficiary to this Agreement as it relates to Articles 8, 9 and 10 of the Stanford License Agreement, such that Stanford may directly enforce Articles 8, 9 and 10 of the Stanford License Agreement against GSK, and (c) if Stanford terminates the Stanford License Agreement as it relates to Regulus (but not as it relates to this Agreement), GSK will assume (and be directly liable to Stanford for) all Third Party License Pass-Through Costs and all Third Party and Founding Company-Originated Rights and Obligations due Stanford in connection with this Agreement; provided, that if, by operation of this Section 3.1.4 GSK actually pays any such costs or fees to Stanford in satisfaction of any amounts owed under Section 4.5, Article 7 or Section 13.2 of the Stanford License Agreement, then GSK shall have the right, in addition to all other rights available at law and in equity, to [...***...]. If GSK exercises its right of [...***...] under this Section 3.1.4, then GSK will provide written notice to Regulus of such [...***...] claim.

3.2 Santaris Option to [...***...] Patents. Regulus hereby agrees that it will grant Santaris an exclusive license under the [...***...] Patents to develop and commercialize SPC-3649 within the Field (the “Santaris License”) if (a) GSK obtains rights to Develop and/or Commercialize SPC-3649 from Santaris or its Affiliates (“SPC-3649 Rights”), and (b) if GSK subsequently ceases development of SPC-3649 and returns rights to SPC-3649 to Santaris (the “Santaris Option Trigger Date”); provided, (a) Santaris gives Regulus a written notice electing to obtain the Santaris License on or before 5:00 p.m. Pacific time on the sixtieth (60th) day following the Santaris Option Trigger Date, and (b) Regulus and Santaris execute the Santaris License within sixty (60) days following Regulus’ receipt of such election notice. The Santaris License, if granted, will include the material terms listed in Exhibit H attached hereto. Regulus and GSK agree that if GSK obtains the SPC-3649 Rights, then Santaris is an intended third party beneficiary of this Agreement with respect to the rights granted to Santaris pursuant to this Section 3.2 and that Santaris may exercise its rights under this Section 3.2 independently. For clarity, if Santaris does not give Regulus a written notice electing to obtain the Santaris License on or before 5:00 p.m. Pacific time on the 60th day following the Santaris Option Trigger Date, or if Regulus and Santaris have not executed the Santaris License within sixty (60) days following Regulus’ receipt of such election notice, then in each case this Section 3.2 will be null and void.

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ARTICLE 4

[Intentionally Left Blank]

ARTICLE 5

SPC-3649 MILESTONES AND ROYALTIES; SPC-3649 PAYMENTS

5.1 Upfront Payment to Regulus. In partial consideration for the license and option granted to GSK under Section 2.1 and ARTICLE 3 of this Agreement, GSK shall pay to Regulus, by wire transfer of immediately available funds to an account designated by Regulus in writing, a one-time-only initial non-refundable, non-creditable fee of Three Million U.S. Dollars ($3,000,000) no later than ten (10) Business Days after receipt by GSK of an invoice sent from Regulus on or after the Effective Date of this Agreement (the “Upfront Payment”).

5.2 [Intentionally Left Blank].

5.3 SPC-3649 Exclusive License Fees. If (a) GSK obtains the SPC-3649 Rights; and (b) [...***...] GSK obtaining such SPC-3649 Rights, then GSK shall pay to Regulus a non-refundable, non-creditable fee of [...***...] within thirty (30) days of receipt by GSK of an invoice sent from Regulus regarding such fee; provided, however, if [...***...] GSK obtaining such SPC-3649 Rights and GSK subsequently [...***...]], then GSK shall pay to Regulus a non-refundable, non-creditable fee [...***...] within thirty (30) days of receipt by GSK of an invoice sent from Regulus regarding such fee. Notwithstanding the foregoing, if GSK either: (i) holds the SPC-3649 Rights as of [...***...] and GSK has not previously paid Regulus the [...***...] fee under this Section 5.3 or (ii) GSK licenses the SPC-3649 Rights after [...***...], GSK shall pay to Regulus a non-refundable, non-creditable fee of [...***...] within thirty (30) days of receipt of an invoice from Regulus for such fee.

5.4 Milestone Payments for Achievement of Milestone Events. GSK shall pay to Regulus the applicable milestone payments as set forth in the table below in this Section 5.4 within thirty (30) days of receipt by GSK of an invoice sent from Regulus on or after the date of first achievement of such Milestone Event by SPC-3649 or an SPC-3649 Product. GSK shall send Regulus a written notice thereof promptly following the date of achievement of each Milestone Event.

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Milestone Event (each a “Milestone Event”)	Milestone Payment* US$Million (“m”)
[...***...]	$	[...***...]
[...***...]	$	[...***...]
[...***...]	$	[...***...]
[...***...]	$	[...***...]
[...***...]	$	[...***...]
TOTAL Potential Milestones	$	[...***...]

*	Each milestone will be paid only once upon the first achievement of the Milestone Event.

†	Such milestone will only be payable if, at the time such milestone is achieved there is a Valid Claim within the Regulus Patents, which covers the [...***...] of SPC-3649 or an SPC-3649 Product; provided, however, that if there is no Valid Claim at the time of such Milestone Event, then (a) GSK must pay to Regulus [...***...] percent ([...***...]%) of such milestone payment upon [...***...] of an SPC-3649 Product in any country in the [...***...]; and (b) if a Pending Claim within the Regulus Patents issues such that it is a Valid Claim in the [...***...] prior to the [...***...] anniversary of the date of the First Commercial Sale described in clause (a) above, then GSK will pay Regulus the remaining [...***...] percent ([...***...]%) of such milestone within thirty (30) days of receipt by GSK of an invoice sent from Regulus on or after the date of the issuance of the applicable Pending Claim.

5.5 Royalty Payments for SPC-3649 to Regulus.

5.5.1 GSK Patent Royalty. As partial consideration for the license granted to GSK hereunder, GSK will pay to Regulus royalties on Annual worldwide Net Sales of any SPC-3649 Product sold by GSK, its Affiliates or Sublicensees during a calendar year, on a country-by-country basis, in the Field in the countries of the Territory in which there is a Valid Claim in the Field within the Regulus Patents, which covers the [[...***...] SPC-3649 or such SPC-3649 Product, in the amounts as follow (the “GSK Patent Royalty”). For purposes of clarity, in no event shall GSK be obligated to pay royalties more than once with respect to the same unit of SPC-3649 Product and GSK shall owe no royalties or milestones to Regulus, its Affiliates, Founding Companies, or anyone on behalf of Regulus, its Affiliates, or Founding Companies, on SPC-3649 Product under any terms of the Existing Collaboration.

(a) GSK shall pay to Regulus the royalties at the percentages as described in the table below:

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Annual Worldwide Net Sales (U.S. $ Million) of SPC-3649 Product per Calendar Year US$Million (“m”)	Applicable Royalty Rate
up to $1000m	[...***...]	%
$1000m up to $2000m	[...***...]	%
$2000m up to $3000m	[...***...]	%
> $3000m	[...***...]	%

(b) In the event any Combination Product(s) are sold, royalties on such Combination Products will be determined pursuant to the definition of “Net Sales” on Exhibit A.

(c) The royalty rates in the table above are incremental rates, which apply only for the respective increment of Annual worldwide Net Sales described in the Annual worldwide Net Sales column. Thus, once a total Annual worldwide Net Sales figure is achieved for the year, the royalties owed on any lower tier portion of Annual worldwide Net Sales are not adjusted up to the higher tier rate.

5.5.2 Royalty Adjustment. If there are no Valid Claims within the Regulus Patents that [...***...] an SPC-3649 Product sold in a particular country, the GSK Patent Royalty set forth in Section 5.5.1 shall be reduced to [...***...] percent ([...***...]%) of the GSK Patent Royalty rates above in such countries where a Pending Claim within the Regulus Patents claims [...***...] an SPC-3649 Product has not yet been issued. For the avoidance of doubt, for such Pending Claims, GSK shall pay Regulus [...***...] percent ([...***...]%) of the GSK Patent Royalty set forth in Section 5.5.1 above, and shall pay the remaining [...***...] percent ([...***...]%) of the GSK Patent Royalty into an escrow account, until such time as a Valid Claim within the Regulus Patents issues that covers [...***...] an SPC-3649 Product being sold in the country of sale, provided that such Valid Claim must issue within [...***...] years of date of First Commercial Sale of an SPC-3649 Product (the “Royalty Tail Period”). In the event such Valid Claim issues during the Royalty Tail Period, (i) the escrow account and any interest thereon shall be paid to Regulus and (ii) GSK will pay the full GSK Patent Royalty in such countries starting only from the date of such issuance of the Valid Claim and shall not owe any GSK Patent Royalty in such countries for any preceding period. In the event that no such Valid Claim issues during the Royalty Tail Period, then the escrowed amounts and any interest thereon shall be returned to GSK and any obligations GSK may have had with respect to the Pending Claims shall cease. If GSK maintains sole control over such escrow account then GSK shall be solely responsible for the costs and expenses associated with maintaining such escrow account, otherwise GSK and Regulus shall be

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mutually responsible for the costs and expenses associated with maintaining such escrow account; provided, that the Parties must mutually agree (such agreement not to be unreasonably withheld) before taking any action that would cause GSK to lose sole control of such escrow account. If a Valid Claim within the Regulus Patents that [...***...] an SPC-3649 Product issues after the Royalty Tail Period, then GSK will pay Regulus the full GSK Patent Royalty in such countries starting only from the date of such issuance of the Valid Claim and shall not owe any GSK Patent Royalty in such countries for any preceding period.

5.5.3 Patent Royalty Term.

(a) For Pending Claims, GSK’s obligation to pay the GSK reduced GSK Patent Royalty in Section 5.5.2 above with respect to SPC-3649 Product or Combination Product will continue on a country-by-country basis from the date of First Commercial Sale of an SPC-3649 Product or Combination Product in the Field until the end of the Royalty Tail Period.

(b) For Valid Claims, GSK’s obligation to pay the GSK Patent Royalty Rate above with respect to SPC-3649 Product or Combination Product will continue on a country-by-country basis from the date of First Commercial Sale of an SPC-3649 Product or Combination Product in the Field until the date of expiration of the last Valid Claim in the Field within the Regulus Patents, which covers [...***...] of an SPC-3649 Product or Combination Product. In no circumstance will GSK pay a GSK Patent Royalty or any other royalty hereunder beyond the date of expiration of the last Valid Claim in the Field.

5.6 Pass Through Payments.

5.6.1 Regulus Obligations. Regulus will be solely responsible for paying [...***...] Total License Pass-Through Costs (a) [...***...] (as such term is defined in the Existing Collaboration) except pursuant to the terms of Section 5.6.2 herein, and (b) due under the [...***...].

5.6.2 Obligations for Future IP. After the Effective Date, Regulus may wish to in-license or acquire rights to Patent Rights controlled by a Third Party (such a Third Party in-license or acquisition agreement being an “Additional Third Party Agreement”) which, if so licensed or acquired, may be included in the Regulus Patents licensed to GSK under Section 3.1. Once Regulus has executed such Additional Third Party Agreement, Regulus will offer such Third Party Patent Rights to GSK (including a description of the payments paid or potentially payable by Regulus thereunder). At such time, if GSK wishes to include such Third Party Patents under the licenses granted under Section 3.1, GSK will notify Regulus of its desire to do so and the Parties will fairly and in good faith allocate upfront payments or ongoing payment obligations between SPC-3649 and compounds that are not SPC-3649. If GSK does not agree to

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reimburse Regulus for the amount of any upfront or similar acquisition payments fairly allocated to SPC-3649, and to be responsible for the payment of GSK’s share of any [...***...] payments under the Additional Third Party Agreement, then the Third Party Patents acquired or in-licensed by Regulus under the Additional Third Party Agreement will not be considered a Regulus Patent licensed to GSK under this Agreement. Should the Parties agree, then GSK shall reimburse Regulus for GSK’s share of such amounts within forty-five (45) days after GSK’s receipt of an invoice from Regulus therefor.

5.6.3 Regulus Obtains Rights to SPC-3649. Should Regulus obtain SPC-3649 Rights from Santaris or its Affiliate(s), then this Agreement shall automatically terminate, and the provisions of [...***...] the Product Development and Commercialization Agreement between the Parties of even date herewith shall apply.

5.7 Third Party Licenses. Subject to Section 5.6.2, GSK shall be solely responsible for obtaining any licenses from Third Parties that GSK determines, in its sole discretion, are required in order to lawfully develop, manufacture, and commercialize SPC-3649 in the Field for patents (i) not included within the license grants to GSK as set forth in Section 3.1 of this Agreement and/or (ii) not included within Regulus Patents.

5.8 Minimum Royalty Payment. Notwithstanding any other provision of this Agreement, at a minimum, GSK will pay Regulus a minimum royalty on Net Sales of SPC-3649 Product by GSK, its Affiliates or Sublicensees equal to (a) the Total Pass Through Costs that are royalty obligations Regulus must pay under [...***...]; and (b) any royalty payments GSK agrees to pay under Section 2.1 and/or Section 5.6.2.

5.9 Payments.

5.9.1 Commencement. Beginning with the Calendar Quarter in which the First Commercial Sale of an SPC-3649 Product is made and for each Calendar Quarter thereafter, royalty payments shall be made by GSK to Regulus under this Agreement within forty-five (45) days following the end of each such Calendar Quarter. Each royalty payment shall be accompanied by a report, summarizing Net Sales for each SPC-3649 Product during the relevant Calendar Quarter and the calculation of royalties (including the details of any adjustments or credits permitted under this Agreement), if any, due thereon. Notwithstanding the foregoing, in the event that no royalties are payable in respect of a given Calendar Quarter, the Payor shall submit a royalty report so indicating.

5.9.2 Mode of Payment. All payments under this Agreement shall be payable, in full, in U.S. Dollars, regardless of the country(ies) in which sales are made. For the purposes of computing Net Sales of SPC-3649 Product sold in a currency other than U.S. Dollars, such

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currency shall be converted into U.S. Dollars as calculated at the actual average rates of exchange for the pertinent quarter or year to date, as the case may be, as reasonably used by the Payor in producing its quarterly and annual accounts. Such payments shall be without deduction of exchange, collection or other charges.

5.9.3 Records Retention. Commencing with the First Commercial Sale of SPC-3649 Product, the Payor shall keep complete and accurate records pertaining to the sale of SPC-3649 Product, for a period of three (3) calendar years after the year in which such sales occurred, and in sufficient detail to permit the Payee to confirm the accuracy of the Net Sales or royalties paid by the Payor hereunder.

5.10 Audits. During the term of this Agreement and for a period of three (3) years thereafter, at the request and expense of the Payee, the Payor shall permit an independent, certified public accountant of nationally recognized standing appointed by the Payee, and reasonably acceptable to the Payor, at reasonable times and upon reasonable notice, but in no case more than once per calendar year thereafter, to examine such records as may be necessary for the sole purpose of verifying the calculation and reporting of Net Sales and the correctness of any royalty payment and Annual worldwide Net Sales payments made under this Agreement for any period within the preceding three (3) years. The independent, certified public accountant shall disclose to the Payee only the royalty amounts which the independent auditor believes to be due and payable hereunder to the Payee and shall disclose no other information revealed in such audit. GSK shall also have the right to have audited, in accordance with this Section 5.10, the relevant books and records of Regulus as may be necessary for the sole purpose of verifying the amount of Third Party License Pass-Through Costs or Total License Pass-Through Costs actually being paid by Regulus. Any and all records of the audited Party examined by such independent accountant shall be deemed such audited Party’s Confidential Information which may not be disclosed by said independent, certified public accountant to any Third Party or (except for the information expressly sought to be confirmed by the auditing Party as set forth in this Section 5.5) to the auditing Party. If, as a result of any inspection of the books and records of the audited Party, it is shown that (x) the audited Party’s payments under this Agreement were less than the royalty amount which should have been paid, then such audited Party shall make all payments required to be made, or (y) the amount paid to Third Parties by the audited Party as pass-through costs is less than the amount for which reimbursement was requested from the auditing Party to cover such pass-through costs, then the audited Party shall pay the auditing Party the difference between such amounts, to eliminate any discrepancy revealed by said inspection, within sixty (60) days and shall be entitled to a credit with respect to any overpayment made by such audited Party. The auditing Party shall pay for such audits, except that in the event that the royalty payments and/or the amount of pass-through costs made by the audited Party were less than ninety percent (90%) of the undisputed amounts (or the amount requested to be reimbursed by the auditing Party, with respect to pass-through costs) that should have been paid during the period in question, the audited Party shall pay the reasonable costs of the audit.

5.11 Taxes.

5.11.1 Sales or Other Transfers. The recipient of any transfer under this Agreement of Regulus Patents, GSK Technology, and/or Confidential Information, as the case may be, shall be solely responsible for any sales, use, value added, excise or other taxes applicable to such transfer.

5.11.2 Withholding Tax. The Parties acknowledge and agree that, under applicable laws in effect as of the Effective Date, GSK shall not be required to withhold any taxes from the Withholding-Free Payments payable to Regulus under this Agreement. Consequently, GSK agrees not to withhold any taxes from payment of the Withholding-Free Payments hereunder. Any tax paid or required to be withheld by GSK for the benefit of Regulus on account of any royalties or other payments (other than the Withholding-Free Payments) payable to Regulus under this Agreement shall be deducted from the amount of royalties or other payments otherwise due. GSK shall secure and send to Regulus proof of any such taxes withheld and paid by GSK for the benefit of Regulus, and shall, at Regulus’ request, provide reasonable assistance to Regulus in recovering such taxes. Regulus warrants that Regulus is a Delaware corporation as of the Effective Date and, prior to the payment of royalties by GSK hereunder, shall be a resident for tax purposes in the US and that, as of such time, Regulus shall be entitled to relief from United Kingdom income tax under the terms of the double tax agreement between the UK and the US. Regulus shall notify GSK immediately in writing in the event that Regulus ceases to be entitled to such relief. Pending receipt of formal certification from the UK Inland Revenue, GSK may pay royalty income and any other payments (other than the Withholding-Free Payments) under this Agreement to Regulus by deducting tax at the applicable rate specified in the double tax treaty between the UK and US. Regulus agrees to indemnify and hold harmless GSK against any loss, damage, expense or liability arising in any way from a breach of the above warranties or any future claim by a UK tax authority or other similar body alleging that GSK was not entitled to deduct withholding tax on such payments at source at the treaty rate, except that Regulus’ indemnification obligation under this Section 5.11.2 shall not apply to GSK’s payment of the Withholding-Free Payments. Regulus shall timely complete all US and UK tax forms as reasonably requested by GSK with respect to taxes withheld pursuant to this Section 5.11.2. Notwithstanding the foregoing, if UK tax law changes after the Effective Date and GSK has a good faith belief that such change requires GSK to withhold taxes from any Withholding-Free Payment, then GSK will first notify Regulus in writing thereof, and GSK may withhold taxes from the Withholding-Free Payments that GSK reasonably believes is necessary to comply with the new UK tax law, consistently applied by GSK to similarly situated licensing arrangements.

ARTICLE 6

OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT PROSECUTION

6.1 Ownership. The determination of inventorship shall be made in accordance with United States patent laws.

6.2 Prosecution and Maintenance of Patents.

6.2.1 Regulus Patents. At Regulus’ expense, Regulus shall (but shall not be obligated to) control and be responsible for all aspects of the Prosecution, Maintenance, enforcement and defense of all Regulus Patents.

6.2.2 Duty to Notify of Competitive Infringement. If either Party learns of an infringement, unauthorized use, misappropriation or threatened infringement by a Third Party with respect to any Regulus Patent in the Field, by reason of the Development, Manufacture, use or Commercialization in the Field of a product that contains or consists of a miRNA Compound as an active ingredient that is substantially identical in structure, sequence or composition to SPC-3649 (“Competitive Infringement”), such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such Competitive Infringement.

6.3 [...***...]

ARTICLE 7

CONFIDENTIALITY

7.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Agreement Term and for five (5) years thereafter, the receiving Party (the “Receiving Party”), its Affiliates and, with respect to Regulus, its Founding Companies, shall keep confidential and shall not publish or

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otherwise disclose or use for any purpose other than as provided for in this Agreement any Know-How or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”), its Affiliates or, with respect to Regulus, its Founding Companies or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including, but not limited to trade secrets, know-how, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to the past, present and future marketing, financial, and research and development activities of any product or potential product or useful technology of the Disclosing Party, its Affiliates or Founding Companies and the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

7.1.1 was in the lawful knowledge and possession of the Receiving Party, its Affiliates or Founding Companies prior to the time it was disclosed to, or learned by, the Receiving Party, its Affiliates or Founding Companies, or was otherwise developed independently by the Receiving Party, its Affiliates or Founding Companies, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party, its Affiliates or Founding Companies;

7.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party, its Affiliates or Founding Companies;

7.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party, its Affiliates or Founding Companies in breach of this Agreement; or

7.1.4 was disclosed to the Receiving Party, its Affiliates or Founding Companies, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party, its Affiliates or Founding Companies not to disclose such information to others.

7.2 Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party or its Affiliates may use and disclose, to Third Parties or the Founding Companies, Confidential Information of the Disclosing Party as follows: (i) with respect to any such disclosure of Confidential Information, under confidentiality provisions no less restrictive than those in this Agreement, and solely in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including, without limitation, the rights to Develop and Commercialize SPC-3649, and to grant licenses and sublicenses hereunder), provided, that Confidential Information may be disclosed by a Receiving Party to a governmental entity or agency without requiring such entity or agency to enter into a confidentiality agreement with such Receiving Party if such Receiving Party has used reasonable efforts to impose such requirement without success and disclosure to such governmental entity or agency is necessary for the performance of the Receiving Party’s obligations hereunder; (ii) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, complying with applicable governmental regulations, obtaining

Regulatory Approvals, conducting Pre-Clinical Studies or Clinical Studies, marketing SPC-3649, or as otherwise required by applicable law, regulation, rule or legal process (including the rules of the SEC and any stock exchange); provided, however, that if a Receiving Party or any of its Affiliates or Founding Companies is required by law or regulation (including the rules of the SEC and any stock exchange) to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example, but without limitation, in the event of medical emergency, give reasonable advance notice to the Disclosing Party of such disclosure requirement and will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (iii) in communication with actual or potential investors, merger partners, acquirers, consultants, or professional advisors on a need to know basis, in each case under confidentiality provisions no less restrictive than those of this Agreement; (iv) in communication with actual or potential licensees outside the Field on a need to know basis, in each case under confidentiality provisions no less restrictive than those of this Agreement and such Confidential Information may be redacted to exclude confidential scientific information, the name of the Disclosing Party and other sensitive information reasonably required by the Disclosing Party to be kept confidential; (v) to the extent and only to the extent that such disclosure is required to comply with existing expressly stated contractual obligations owed to such Party’s, its Affiliate’s or Founding Company’s licensor with respect to any intellectual property licensed under this Agreement; or (vi) to the extent mutually agreed to in writing by the Parties. If a Founding Company receives GSK’s Confidential Information as permitted pursuant to this Section 7.2, such Founding Company may only use and disclose GSK’s Confidential Information solely in accordance with this Section 7.2 under confidentiality provisions no less restrictive than those in this Agreement and solely as and to the extent required (x) by law, court order or an existing expressly stated contractual requirement of a licensor to Regulus Patents, or (y) for such Founding Company to perform its rights or obligations in connection with this Agreement.

7.3 Press Release; Disclosure of Agreement. On or promptly after the Effective Date, the Parties shall individually or jointly issue a public announcement of the execution of this Agreement in form and substance substantially as set forth on Exhibit D. Except to the extent required to comply with applicable law, regulation, rule or legal process or as otherwise permitted in accordance with this Section 7.3, neither Party nor such Party’s Affiliates or Founding Companies shall make any public announcements, press releases or other public disclosures concerning this Agreement or the terms or the subject matter hereof or thereof, without the prior written consent of the other, which shall not be unreasonably withheld. Notwithstanding the foregoing, (a) GSK and its Affiliates may make disclosures pertaining solely to SPC-3649, provided, however, that GSK will immediately notify (and provide as much advance notice as possible to) Regulus of any event materially related to SPC-3649 (including any Regulatory Approval) so that the Parties may analyze the need for or desirability of publicly disclosing or reporting such event; provided any press release or other similar public communication by GSK related to efficacy or safety data and/or results of SPC-3649 will be submitted to Regulus for review at least five (5) Business Days (to the extent permitted by law) in advance of such proposed public disclosure, Regulus shall have the right to expeditiously review and recommend changes to such communication and the Party whose communication has been reviewed shall in good faith consider any changes that are timely recommended by the reviewing Parties and (b) to the extent information regarding this Agreement has already been publicly disclosed, either Party (or its Affiliates or the Founding Companies) may subsequently disclose the same information to the public without the consent of the other Party. In addition, GSK understands that Regulus is a private company, and that Regulus may disclose the financial terms of this Agreement to potential, investors and investment bankers, in each case, under confidentiality provisions similar to and no less restrictive than those of this Agreement. Each Party shall give the other Party a reasonable opportunity (to the extent consistent with law) to review all material filings with the SEC describing the terms of this Agreement prior to submission of such filings, and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought.

7.4 Remedies. Notwithstanding Section 11.1, each Party shall be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this ARTICLE 7.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1 Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

8.1.1 such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

8.1.2 such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

8.1.3 this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

8.1.4 the execution, delivery and performance of this Agreement by such Party will not constitute a default under nor conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party; and

8.1.5 no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements except as may be required to obtain HSR clearance.

8.2 Representations and Warranties of Regulus. Regulus hereby represents and warrants to GSK, as of the Effective Date, that:

8.2.1 Regulus is the owner of, or otherwise has the right to grant all rights and licenses it purports to grant to GSK with respect to the Regulus Patents under this Agreement;

8.2.2 To the best of its knowledge and belief, without having conducted any special inquiry, Regulus is not aware of any other intellectual property rights owned or controlled by Regulus or any of its Founding Companies that are necessary for GSK to develop, manufacture, or commercialize SPC-3649 in the Field; and

8.2.3 To the best of its knowledge and belief, without having conducted any special inquiry, no written claims have been made against Regulus or its Founding Companies alleging that any of the Regulus Patents are invalid or unenforceable or infringe any intellectual property rights of a Third Party.

8.3 Regulus Covenants. Regulus hereby covenants to GSK, that:

8.3.1 [Intentionally Left Blank]; and

8.3.2 with respect to the rights to Regulus Patents existing as of the Effective Date, Regulus will not enter into any agreement after the Effective Date with a Founding Company or a Third Party that would restrict or limit (i) the licenses granted by Regulus to GSK under Section 3.1 above, or (ii) the options granted by Regulus to GSK under Section 2.1. For purposes of clarification, this Section 8.3.2 will not restrict Regulus’ ability to Prosecute and Maintain the Regulus Patent Rights in accordance with Section 6.2.

8.4 GSK Covenants. GSK hereby covenants to Regulus that:

8.4.1 GSK shall notify Regulus in writing within ten (10) Business Days of the date that GSK or its Affiliate acquires from Santaris or one of Santaris’ Affiliates the SPC-3649 Rights; and

8.4.2 If GSK or its Affiliate acquires from Santaris or one of Santaris’ Affiliates a license to develop and/or commercialize SPC-3649, Regulus and GSK will jointly prepare a research plan for SPC-3649; provided, that (i) GSK shall not be required to share with Regulus or any Founding Company any confidential information if doing so would result in a breach of an agreement between GSK and Santaris; and (ii) GSK will have the sole decision making authority with respect to such research plan.

8.5 DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY NOR ITS AFFILIATES OR PARENT COMPANIES MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY THAT ANY PATENT RIGHTS LICENSED TO THE OTHER PARTY HEREUNDER ARE VALID OR ENFORCEABLE OR THAT THEIR EXERCISE DOES NOT INFRINGE OR MISAPPROPRIATE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. GSK UNDERSTANDS THAT SPC-3649 IS THE SUBJECT OF ONGOING CLINICAL RESEARCH AND DEVELOPMENT AND THAT REGULUS CANNOT ASSURE THE SAFETY, USEFULNESS OR COMMERCIAL OR TECHNICAL VIABILITY OF SUCH COMPOUNDS.

ARTICLE 9

INDEMNIFICATION; INSURANCE

9.1 Indemnification by GSK. Subject to this ARTICLE 9, GSK shall indemnify, defend and hold harmless Regulus, and its Affiliates and Founding Companies, and its or their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses including, but not limited to, the reasonable fees of attorneys and other professionals (collectively “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

9.1.1 the negligence, recklessness or wrongful intentional acts or omissions of GSK and/or its Affiliates and its or their respective directors, officers, employees and agents, in connection with GSK’s performance of its obligations or exercise of its rights under this Agreement;

9.1.2 any breach of any representation or warranty or express covenant made by GSK under ARTICLE 8 or any other provision under this Agreement;

9.1.3 the Development or Manufacturing activities that are conducted by and/or on behalf of GSK or its Affiliates or Sublicensees, including handling and storage and manufacture by and/or on behalf of GSK or its Affiliates or Sublicensees of SPC-3649 or SPC-3649 Product for the purpose of conducting Development or Commercialization by or on behalf of GSK or its Affiliates or Sublicensees; or

9.1.4 the Commercialization by or on behalf of GSK, its Affiliates or Sublicensees of SPC-3649 or SPC-3649 Product;

except, in each case above, to the extent such Claim arose out of or resulted from or is attributable to the negligence, recklessness or wrongful intentional acts or omissions of Regulus and/or its Affiliate, Founding Company, licensee, Sublicensee or contractor, and its or their respective directors, officers, employees and agents, or breach of any representation or warranty or express covenant made by Regulus or any of its Founding Companies hereunder.

9.1.5 For the avoidance of doubt, (i) the term “Loss” or “Losses” of Section 9.1 does not include liabilities, damages, losses, costs, expenses, or fees of attorneys and other professionals arising out of or resulting from any suit brought by a Founding Company to enforce any patent or claim thereof owned by or controlled by said Founding Company; and (ii) the term “Claim” or “Claims” of Section 9.1 does not include suits, claims, actions, proceedings or demands brought by a Founding Company to enforce any patent or claim thereof owned by or controlled by said Founding Company.

9.2 Indemnification by Regulus. Regulus shall indemnify, defend and hold harmless GSK, and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all Losses, arising out of or resulting from any and all Claims based upon any breach of any representation or warranty or express covenant made by Regulus under ARTICLE 8 or any other provision under this Agreement; except, to the extent such Claim arose out of or resulted from or is attributable to the negligence, recklessness or wrongful intentional acts or omissions of GSK and/or its Affiliate, licensee, Sublicensee or contractor and its or their respective directors, officers, employees and agents or breach of any representation or warranty or express covenant made by GSK hereunder.

9.3 Procedure. In the event that any Person entitled to indemnification under Section 9.1 or Section 9.2 (an “Indemnitee”) is seeking such indemnification, such Indemnitee shall (i) inform, in writing, the indemnifying Party of a Claim as soon as reasonably practicable after such Indemnitee receives notice of such Claim, (ii) permit the indemnifying Party to assume direction and control of the defense of the Claim (including the sole right to settle it at the sole discretion of the indemnifying Party, provided, that such settlement or compromise does not admit any fault or negligence on the part of the Indemnitee, nor impose any obligation on, or otherwise materially adversely affect, the Indemnitee or other Party), (iii) cooperate as reasonably requested (at the expense of the indemnifying Party) in the defense of the Claim, and (iv) undertake reasonable steps to mitigate any loss, damage or expense with respect to the Claim(s). Notwithstanding anything in this Agreement to the contrary, the indemnifying Party shall have no liability under Section 9.1 or 9.2, as the case may be, with respect to Claims settled or compromised by the Indemnitee without the indemnifying Party’s prior written consent.

9.4 Insurance. GSK hereby represents and warrants to Regulus that it is self-insured against liability and other risks associated with its activities and obligations under this Agreement in such amounts and on such terms as are customary for prudent practices for large companies in the pharmaceutical industry for the activities to be conducted by GSK under this Agreement. GSK shall furnish to Regulus evidence of such self-insurance, upon request.

9.5 LIMITATION OF CONSEQUENTIAL DAMAGES. EXCEPT FOR CLAIMS OF A THIRD PARTY WHICH ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 9 OR AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER REGULUS NOR GSK, NOR ANY OF THEIR AFFILIATES OR SUBLICENSEES NOR THE PARENT COMPANIES WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF THEIR SUBLICENSEES NOR THE PARENT COMPANIES, FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR OTHER INDIRECT DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE 10

TERM AND TERMINATION

10.1 Agreement Term; Expiration. Unless earlier terminated pursuant to Section 5.6.3 or the other provisions of this ARTICLE 10, this Agreement shall be effective as of the Effective Date and shall continue in full force and effect until the date of the expiration of all payment obligations by GSK under this Agreement, (the “Agreement Term”).

10.2 Termination for Cause.

10.2.1 Either Party (in such capacity, the “Non-breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event the other Party (in such capacity, the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for ninety (90) days after written notice thereof was provided to the Breaching Party by the Non-breaching Party, such notice describing with particularity and in detail the alleged material breach.

10.2.2 Disagreement. Notwithstanding any of the foregoing, if the Parties reasonably and in good faith disagree as to whether there has been a material breach under Section 10.2.1 above, the Party which seeks to dispute that there has been a material breach may contest the allegation in accordance with Section 11.1. Notwithstanding the above sentence, the cure period for any allegation made in good faith as to a material breach under this Agreement will run from the date that written notice was first provided to the Breaching Party by the Non-breaching Party. Any termination of the Agreement under this Section 10.2 shall become effective at the end of such ninety (90) day period, unless the Breaching Party has cured any such breach or default prior to the expiration of such ninety (90) day period. The right of either Party to terminate this Agreement shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default.

10.3 GSK Unilateral Termination Rights. GSK shall have the right, at its sole discretion, exercisable at any time during the Agreement Term, to terminate (i) its license under ARTICLE 3 (including all other provisions of this Agreement related thereto), or (ii) this Agreement in its entirety, for any reason or for no reason at all, upon ninety (90) days written notice to Regulus. Except as set forth in Section 10.5, GSK shall not have any additional cost, liability, expense, or obligation of any kind whatsoever on account of any termination under this Section 10.3. For purposes of clarity, in no event shall GSK have the right to exercise its right to terminate the Agreement under this Section 10.3 following Regulus’ notice of termination under Section 10.2.

10.4 Termination for Insolvency.

10.4.1 Either Party may terminate this Agreement, if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or if the other Party proposes a written agreement of composition or extension of substantially all of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within ninety (90) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors.

10.4.2 All rights and licenses granted under or pursuant to any Section of this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

10.5 Accrued Rights; Surviving Provisions of the Agreement; Certain Clarifications.

(a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration including, without limitation, the payment obligations under ARTICLE 5 hereof and any and all damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement.

(b) The provisions of Sections 3.1.4 (solely to the extent Articles 8, 9 or 10 of the Stanford Agreement survive and are applicable to GSK as a current or former sublicensee under the Stanford Agreement), 5.9.3, 5.10, 5.11, 8.5, 10.5 and ARTICLE 6, ARTICLE 7, ARTICLE 9, and ARTICLE 11 shall survive the termination or expiration of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive indefinitely.

ARTICLE 11

MISCELLANEOUS

11.1 Dispute Resolution by Binding Arbitration. Any controversy or claim arising out of or under this Agreement, or the breach thereof, shall be finally resolved by binding arbitration, held in New York City, New York, and administered by the American Arbitration Association under its Commercial Arbitration Rules. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Parties shall make reasonable efforts to appoint three (3) arbitrators, who are each mutually acceptable to GSK and Regulus, within forty-five (45) days of the initiation of the arbitration; in the event they are unsuccessful and do not agree to extend the time period, then the arbitrators shall be appointed in accordance with the rules. The Parties shall share the expenses for the arbitrators, but shall otherwise be responsible for their own fees in relation to such arbitration. Until such time as arbitrators are appointed, the Parties may seek judicial relief for interim measures, such as injunctive relief, in any court having competent jurisdiction. For clarity, the Parties understand and agree that binding arbitration pursuant to this Section 11.1 shall not apply to alter or modify the indemnity obligations of the respective Parties under ARTICLE 9, but arbitration may be sought to interpret such obligations. For clarity, the Arbitrators shall not have authority or discretion to decide any matter other than the matter for decision before them, and any such decision shall not include any award or determination which would amend the applicable terms of the Agreement.

11.2 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, U.S.A., without reference to conflicts of laws principles.

11.3 Assignment. This Agreement shall not be assignable by either Party to any Third Party or Founding Company, in the case of Regulus, (except as expressly stated below) without the prior written consent of the other Party hereto, such consent not to be unreasonably withheld. Notwithstanding the foregoing, (a) either Party may assign this Agreement, without any consent of the other Party, to an Affiliate, to a Third Party, or to the Founding Company of such Party, in the case of Regulus, that acquires all or substantially all of the business or assets of such Party to which the subject matter of this Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise), and (b) Regulus may assign or transfer its rights to receive royalties and milestones under this Agreement (but no liabilities), without GSK’s consent, to an Affiliate, to its Founding Company, or to a Third Party in connection with a payment factoring transaction. Notwithstanding the foregoing, each Party shall have the right to assign this Agreement, in whole or in part, to its Affiliate or Founding Company, in the case of Regulus, without the prior written consent of the other Party; provided, that, such assignee is able to exercise diligent efforts equivalent to those required to be exercised by such assigning Party and otherwise perform all of the obligations of the assigning Party hereunder and assumes in writing all of the relevant liabilities and obligations of the assigning Party hereunder. No assignment and transfer shall be valid and effective unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement. Notwithstanding anything in this Section 11.3 to the contrary, any Person to whom Regulus assigns this Agreement or any of its rights under this Agreement shall be required to complete any paperwork requested by GSK pursuant to Section 5.11.2; such obligations shall continue to any other Person(s) thereafter, if any, to whom this Agreement and any rights hereunder are assigned. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties. Any assignment not in accordance with the foregoing shall be void.

11.4 Performance Warranty. Each Party hereby acknowledges and agrees that it shall be responsible for the full and timely performance as and when due under, and observance of all the covenants, terms, conditions and agreements set forth in, this Agreement by its Affiliate(s) and Sublicensees.

11.5 Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the reasonable control of a Party, which may include, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic and failure of public utilities or common carriers. In such event the Party so failing or delaying shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of ninety (90) days, after which time the Parties will negotiate in good faith any modifications of the terms of this Agreement that may be necessary to arrive at an equitable solution, unless the Party giving such notice has set out a reasonable timeframe and plan to resolve the effects of such force majeure and executes such plan within such timeframe. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

11.6 Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Regulus, addressed to:	Regulus Therapeutics Inc.
1896 Rutherford Road
Carlsbad, California 92008
Attention: Chief Executive Officer
Fax: 760-268-6868

with a copy to:	Isis Pharmaceuticals, Inc.
1896 Rutherford Road
Carlsbad, California 92008
Attention: General Counsel
Fax: 760-268-4922

Cooley Godward Kronish LLP
4401 Eastgate Mall
San Diego, CA 92121-1909
Attention: Thomas A. Coll
Fax: 858-550-6420

Alnylam Pharmaceuticals, Inc.
300 Third Street, 3rd Floor
Cambridge, MA 02142
Attention: Vice President, Legal
Fax: 617-551-8109

WilmerHale
60 State Street
Boston, MA 02109
Attention: Steven D. Singer, Esq.
Fax: 617-526-5000

If to GSK, addressed to:	Attention: Business Development
GlaxoSmithKline
Greenford Road
Greenford
Middlesex
UB6 0HE, United Kingdom
Fax: +44 208 966 5371

with a copy to:	Attention: Vice President and
Associate General Counsel,
R&D Legal Operations
GlaxoSmithKline301
Renaissance Boulevard
Mail Code RN0220
King of Prussia, PA 19406
Telecopy: (610) 787-7084

or to such other address for such Party as it shall have specified by like notice to the other Party; provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third Business Day after such notice or request was deposited with the U.S. Postal Service.

11.7 Export Clause. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

11.8 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver or subsequent waiver of such condition or term or of another condition or term.

11.9 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

11.10 Entire Agreement; Existing Collaboration. This Agreement, together with the Schedules and Exhibits hereto, and the relevant applicable cited provisions of the Existing

Collaboration, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersede and terminate all prior agreements and understanding between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties. Notwithstanding the first sentence of this Section 11.10, except as explicitly stated in this Agreement, all the terms and conditions of the Existing Collaboration and the existing convertible promissory note by Regulus and its Founding Companies to GSK, dated April 24, 2008, shall remain unchanged and will continue in full force and effect.

11.11 Independent Contractors. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

11.12 Headings. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

11.13 Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees shall be maintained in accordance with U.S. generally accepted accounting principles (or any successor standard) in the case of Regulus, and shall be maintained in accordance with International Financial Reporting Standards (IFRS) in the case of GSK, consistently applied, except that the same need not be audited.

11.14 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

11.15 Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

11.16 Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

11.17 Compliance with Laws: Each Party shall and shall ensure that its Affiliates, Founding Companies, in the case of Regulus, and Sublicensees will, comply with all relevant laws and regulations in exercising their rights and fulfilling their obligations under this Agreement.

*–*–*–*

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Regulus Therapeutics Inc.

By:	/s/ Kleanthis G. Xanthopoulos
Name:	Kleanthis G. Xanthopoulos
Title:	President and CEO
Date:

Glaxo Group Limited

By:	/s/ Victoria Whyte
Name:	Victoria Whyte
Title:	For and on behalf of the Wellcome Foundation Limited
Date:

LIST OF SCHEDULES AND EXHIBITS

EXHIBIT A — Definitions

EXHIBIT B — Representative List of Regulus Patents

EXHIBIT C — [...***...] Patent Rights

EXHIBIT D — Press Release

EXHIBIT E — [Intentionally Left Blank]

EXHIBIT F — Stanford Patents

EXHIBIT G — Relevant In-Licenses

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DEFINITIONS

1. “Acceptance” means, with respect to an NDA filed for SPC-3649 or an SPC-3649 Product, (a) in the United States, the receipt by GSK, its Affiliates or Sublicensees of written notice from the FDA in accordance with 21 CFR 314.101(a)(2) that such NDA is officially “filed”, (b) in the European Union, receipt by GSK of written notice of acceptance by the EMEA of such NDA for filing under the centralized European procedure in accordance with any feedback received from European Regulatory Authorities; provided, that if the centralized filing procedure is not used, then Acceptance shall be determined upon the acceptance of such NDA by the applicable Regulatory Authority in a Major Country in the EU, and (c) in Japan, receipt by GSK of written notice of acceptance of filing of such NDA from the Japanese Ministry of Health, Labour and Welfare (“MHLW”).

2. “Additional Third Party Agreement” shall have the meaning assigned to such term in Section 5.6.2.

3. “Affiliate” shall mean any Person, whether de jure or de facto, which directly or indirectly through one (1) or more intermediaries controls, is controlled by or is under common control with another Person. A Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person. Notwithstanding the above, neither of the Founding Companies of Regulus shall be deemed an Affiliate of Regulus for the purposes of this Agreement under any circumstances.

4. “Agreement” shall have the meaning assigned to such term in the Recitals.

5. “Agreement Term” shall have the meaning assigned to such term in Section 10.1

6. “Alnylam” shall have the meaning assigned to such term in the Recitals.

7. “Annual” or “Annually” shall mean Calendar Year.

8. “Bankruptcy Code” shall have the meaning assigned to such term in Section 10.4.2.

9. “Breaching Party” shall have the meaning assigned to such term in Section 10.2.1.

10. “Business Day” shall mean any day other than a Saturday or Sunday on which banking institutions in both New York, New York and London, England are open for business.

11. “Calendar Quarter” shall mean a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively and will also include the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls.

12. “Calendar Year” shall mean a year of 365 days (or 366 days in a leap year) beginning on January 1st (or, with respect to 2010, the Effective Date) and ending December 31st, and so on year-by-year.

13. “Claims” shall have the meaning assigned to such term in Section 9.1.

14. “Clinical Studies” shall mean human studies designed to measure the safety, efficacy, tolerability and/or appropriate dosage of SPC-3649, as the context requires, including without limitation Phase 1 Clinical Trials, Phase 2 Clinical Trials (including any PoC Trial), Phase 3 Clinical Trials and any post-Regulatory Approval studies (such as Phase 4 Clinical Trials).

15. “Collaboration Target” shall have the meaning assigned to such term in the Existing Collaboration.

16. “Combination Product” shall have the meaning assigned to such term in the definition of “Net Sales” below.

17. “Commercialize” or “Commercialization” shall mean any and all activities directed to marketing, promoting, detailing, distributing, importing, having imported, exporting, having exported, selling or offering to sell an SPC-3649 Product following receipt of Regulatory Approval for such SPC-3649 Product.

18. “Competitive Infringement” shall have the meaning assigned to such term in Section 6.2.2.

19. “Confidential Information” shall have the meaning assigned to such term in Section 7.1.

20. “Control,” “Controls,” “Controlled” or “Controlling” shall mean the possession of the right (whether by ownership, license or otherwise) to assign, or grant a license, sublicense or other right, as provided for herein without violating the terms of any agreement or other arrangement with any Third Party or with any Founding Company of Regulus.

21. “Develop” or “Development” shall mean, with respect to a miRNA Compound or miRNA Therapeutic, any and all discovery, characterization, preclinical or clinical activity with respect to such miRNA Compound or miRNA Therapeutic, including human clinical trials conducted after Regulatory Approval of such miRNA Therapeutic to seek Regulatory Approval for additional indications for such miRNA Therapeutic.

22. “Disclosing Party” shall have the meaning assigned to such term in Section 7.1.

23. “Effective Date” shall have the meaning assigned to such term in the Recitals.

24. “EMEA” shall mean the European Medicines Evaluation Agency, and any successor entity thereto.

25. “European Union” or “EU” shall include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden, United Kingdom, Cyprus, Czech Republic, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, Slovakia, Slovenia, and any such other country or territory that may officially become part of the European Union after the Effective Date.

26. “Executive Officers” shall mean the Chief Executive Officer of Regulus (or a senior executive officer designated by such Person) and either the Chief Executive Officer or the Chairman of R&D at GSK (or another senior executive officer designated by such Persons).

27. “Existing Collaboration” shall have the meaning assigned to such term in the Recitals.

28. “FDA” shall mean the U.S. Food and Drug Administration, and any successor entity thereto.

29. “Field” shall mean the treatment and/or prophylaxis of hepatitis C virus.

30. “First Commercial Sale” means, with respect to an SPC-3649 Product in a country in the Territory, the first sale, transfer or disposition for value by GSK, its Affiliates or Sublicensees to an end user of an SPC-3649 Product in such country; provided, that, the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate, Founding Company or Sublicensee unless the Affiliate, Founding Company or Sublicensee is the last entity in the distribution chain the SPC-3649 Product, (b) any use of SPC-3649 or an SPC-3649 Product in Clinical Studies, pre-clinical studies or other research or development activities, or disposal or transfer of SPC-3649 or an SPC-3649 Product for a bona fide charitable purpose, (c) compassionate use, (d) so called “treatment IND sales” and “named patient sales,” and (e) use under the ATU system in France and/or the International Pharmi system in Europe.

31. “Founding Company” shall have the meaning assigned to such term in the Recitals.

32. “Founding Company Patents” shall mean, with respect to each Founding Company,

(a)	all Patent Rights Controlled by such Founding Company on the Effective Date that claim:

(i)	miRNA Compounds or miRNA Therapeutics in general,

(ii)	specific miRNA Compounds or miRNA Therapeutics,

(iii)	[...***...] of miRNA Compounds or miRNA Therapeutics,

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(iv)	[...***...] by which a miRNA Antagonist directly prevents the production of the specific miRNA, or

(v)	[...***...], by modulating one or more miRNAs;

provided, however, that in each case of (a) and (b), (x) for any such Patent Rights that include [...***...] (as defined in the Regulus License Agreement), the provisions of Section 2.4 of the Regulus License Agreement will govern whether, with respect to a Patent Right licensed under an Optional In-License (as defined in the Regulus License Agreement) or as an Additional Right (as defined in the Regulus License Agreement), such Patent Right will be included as a Founding Company Patents, and (y) Founding Company Patents do not include [...***...].

33. “Garching Agreement” means the Amended License Agreement dated October 18, 2004 among Max Plank Innovation GmbH (formerly Garching Innovation GmbH), Isis and Alnylam

34. “GSK” shall have the meaning assigned to such term in the Recitals.

35. “IND” shall mean any investigational new drug application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. (such as a Clinical Trial Application in the European Union).

36. “Indemnitee” shall have the meaning assigned to such term in Section 9.3.

37. “Initiation” shall mean, with respect to any human Clinical Studies set forth in Section 6.4, the first dosing of the first patient or subject in such study.

38. “Isis” shall have the meaning assigned to such term in the Recitals.

39. “Know-How” shall mean any information, inventions, trade secrets or technology (excluding Patent Rights), whether or not proprietary or patentable and whether stored or transmitted in oral, documentary, electronic or other form. Know-How includes ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, discoveries, developments, techniques, protocols, specifications, works of authorship, biological materials, and any information relating to research and development plans, experiments, results, compounds, therapeutic leads, candidates and products, clinical and preclinical data, clinical trial results, and Manufacturing information and plans.

40. “Losses” shall have the meaning assigned to such term in Section 9.1.

41. “Major Country” shall mean any of the following countries: the [...***...].

42. “Manufacture” or “Manufacturing” shall mean any activity involved in or relating to the manufacturing, quality control testing (including in-process, release and

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stability testing), releasing or packaging, for pre-clinical, clinical or commercial purposes, of a miRNA Compound or a miRNA Therapeutic.

43. “Milestone Event” shall have the meaning assigned to such term in Section 5.4.

44. “miRNA” shall mean a structurally defined functional RNA molecule usually between [...***...] and [...***...] nucleotides in length, which is derived from genetically-encoded non-coding RNA which is predicted to be processed into a hairpin RNA structure that is a substrate for the double-stranded RNA-specific ribonuclease Drosha and subsequently is predicted to serve as a substrate for the enzyme Dicer, a member of the RNase III enzyme family; including, without limitation, those miRNAs exemplified in miRBase (http://microrna.sanger.ac.uk/). To the extent [...***...] for purposes of this Agreement; provided, however, that nothing contained herein shall require any Party hereto to expand this definition.

45. “miRNA Antagonist” shall mean a single-stranded oligonucleotide (or a single stranded analog thereof) that [...***...] interfere with or inhibit a particular miRNA. For purposes of clarity, the definition of “miRNA Antagonist” is not intended to include oligonucleotides that function predominantly through [...***...].

46. “miRNA Compound” shall mean a compound consisting of a miRNA Antagonist. For purposes of clarity, miRNA Compound [...***...].

47. “miRNA Mimic” shall mean a double-stranded or single-stranded oligonucleotide or analog thereof with a substantially similar base composition as a particular miRNA and which [...***...] mimic the activity of such miRNA.

48. “miRNA Precursor” shall mean a transcript that originates from a genomic DNA and that contains, but not necessarily exclusively, a non-coding, structured RNA comprising one or more mature miRNA sequences, including, without limitation, (a) polycistronic transcripts comprising more than one miRNA sequence, (b) miRNA clusters comprising more than one miRNA sequence, (c) pri-miRNAs, and/or (d) pre-miRNAs.

49. “miRNA Precursor Antagonist” shall mean a single-stranded oligonucleotide (or a single stranded analog thereof) that [...***...] bind to a miRNA Precursor to prevent the production of one or more miRNAs. For purposes of clarity, the definition of “miRNA Precursor Antagonist” is not intended to include oligonucleotides that function predominantly through the RNAi mechanism of action or the RNase H mechanism of action.

50. “miRNA Therapeutic” shall mean a therapeutic product having one or more miRNA Compounds as an active ingredient(s).

51. “NDA” shall mean a New Drug Application (as more fully defined in 21 C.F.R. 314.5 et seq. or its successor regulation) and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any equivalent agency or governmental authority outside the U.S. (including any supra-national agency such as the EMEA in the EU).

52. “Net Sales” shall mean, with respect to any SPC-3649 Product, the gross invoiced sales of SPC-3649 Product sold by GSK, its Affiliates or Sublicensees (in each case, the “Selling

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Party”), in finished product form, packaged and labeled for sale, under this Agreement in arm’s length sales to Third Parties, less the following deductions which are actually incurred, allowed, paid, accrued or specifically allocated to the Third Party customer by the Selling Party, to the extent actually taken by such Third Party customer, on such sales for: (a) [...***...] trade, quantity, and cash discounts; (b) [...***...] credits, rebates and chargebacks (including those to [...***...] including [[...***...], and allowances or credits to customers on account of [...***...] or on account of [...***...] affecting such SPC-3649 Product; (c) [...***...] charges relating to such SPC-3649 Product, including [...***...] thereto; (d) [...***...] directly linked to the sales of such SPC-3649 Product to the extent included in the gross amount invoiced; (e) the lesser or [...***...] of Net Sales or [...***...]; (f) [...***...] allowed or paid to [...***...] employed by the Selling Party; and (g) any other items actually deducted from gross invoiced sales amounts as reported by such Party in its financial statements in accordance with, in the case of GSK’s Net Sales, the International Financial Reporting Standards, applied on a consistent basis, and, in the case of Regulus’ Net Sales, the U.S. generally accepted accounting principles applied on a consistent basis.

Net Sales will not include any transfer or sale between or among a Party and any of its Affiliates or Founding Companies or direct Sublicensees.

SPC-3649 Product provided to patients for [...***...] will not be included in Net Sales.

In the event SPC-3649 is sold as part of a Combination Product (as defined below), the Net Sales from the SPC-3649, for the purposes of determining royalty payments, will be determined by multiplying the Net Sales (as determined without reference to this paragraph) of the Combination Product, by the fraction, A/A+B, where A is the [...***...] price (determined substantially in accordance with the above) of the SPC-3649 when sold separately in finished form and B is the [...***...] price (determined substantially in accordance with the above) [...***...] in the Combination Product when sold separately in finished form, each during the applicable royalty period or, if sales of all compounds did not occur in such period, then in the most recent royalty reporting period in which sales of all occurred. In the event that such [...***...] price cannot be determined for both the SPC-3649 and all other therapeutically active pharmaceutical compounds included in the Combination Product, Net Sales for the purposes of determining royalty payments will be calculated as above, but the [...***...] price in the above equation will be replaced by a good faith estimate of the [...***...] for which no such price exists. As used above, the term “Combination Product” shall mean any pharmaceutical product which consists of SPC-3649 and other therapeutically active pharmaceutical compound(s).

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53. “Non-breaching Party” shall have the meaning assigned to such term in Section 10.2.1.

54. “Party” or “Parties” shall have the meaning assigned to such term in the Recitals.

55. “Patent Rights” shall mean (a) patent applications (including provisional applications and for certificates of invention), (b) any patents issuing from such patent applications (including certificates of invention), (c) all patents and patent applications based on, corresponding to, or claiming the priority date(s) of any of the foregoing, and (c) any substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and foreign counterparts thereof.

56. “Payee” shall mean the Party to whom milestone payments or royalties are payable hereunder.

57. “Payor” shall mean GSK and, with respect to milestone payments, GSK.

58. “Pending Claim” means a claim within any patent application in the Regulus Patents that has not been cancelled, withdrawn, or abandoned. For purposes of clarity, if any Pending Claim of a patent application subsequently issues, such claim shall be deemed to qualify as a Valid Claim (as defined herein).

59. “Person” shall mean any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

60. “Phase 1 Clinical Trial” means a Clinical Study in any country, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients that would satisfy the requirements of 21 CFR 312.21(a), or an equivalent clinical study required by a Regulatory Authority in a jurisdiction outside of the United States.

61. “Phase 2 Clinical Trial” means a Clinical Study conducted in any country that is intended to explore a variety of doses, dose response and duration of effect to generate initial evidence of clinical safety and activity in a target patient population, that would satisfy the requirements of 21 CFR 312.21(b), or an equivalent clinical study required by a Regulatory Authority in a jurisdiction outside of the United States.

62. “Phase 3 Clinical Trial” means a Clinical Study in any country performed after preliminary evidence of efficacy has been obtained, which if successful, would provide sufficient evidence of the safety and efficacy of a product to support a Regulatory Approval, and that would satisfy the requirements of 21 CFR 312.21(c), or an equivalent clinical study required by Regulatory Authority in a jurisdiction outside of the United States.

63. “Phase 4 Clinical Trial” means a Clinical Study in any country which is conducted after Regulatory Approval of a product has been obtained from an appropriate Regulatory Authority, consisting of trials conducted voluntarily for enhancing marketing or scientific knowledge of an approved indication and trials conducted due to request or requirement of a Regulatory Authority.

64. “PoC Trial” shall mean the first human in-patient study designed to provide evidence of efficacy, safety and tolerability of SPC-3649 or an SPC-3649 Product.

65. “PoC Trial Reports” shall mean a reasonably complete data package containing all material analysis, results and clinical data or any related material correspondence or information received from or sent to any Regulatory Authority relating to SPC-3649 or an SPC-3649 Product.

66. “Proceeding” shall mean an action, suit or proceeding.

67. “Prosecution and Maintenance” or “Prosecute and Maintain” shall mean, with regard to a Patent Right, the preparing, filing, prosecuting and maintenance of such Patent Right, as well as handling re-examinations, reissues, and requests for patent term extensions with respect to such Patent Right, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular Patent. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to a Patent Right.

68. “Receiving Party” shall have the meaning assigned to such term in Section 7.1.

69. “Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals, if required prior to sale in the applicable jurisdiction), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport and/or sale of SPC-3649 or an SPC-3649 Product in the applicable jurisdiction.

70. “Regulatory Authority” or “Regulatory Authorities” shall mean the FDA in the U.S., and any health regulatory authority(ies) in any country in the Territory that is a counterpart to the FDA and holds responsibility for granting Regulatory Approval for SPC-3649 or an SPC-3649 Product in such country, and any successor(s) thereto.

71. “Regulus” shall have the meaning assigned to such term in the Recitals.

72. “Regulus License Agreement” means the Amended and Restated License and Collaboration Agreement dated January 1, 2009 among Regulus, Isis and Alnylam.

73. “Regulus Patents” shall mean:

(a) all Founding Company Patents Controlled by Regulus or any of its Affiliates as of the Effective Date and/or after the Effective Date and having an earliest priority date of no later than the Effective Date, including without limitation those listed on Exhibit B,

(b) all Patent Rights, other than Founding Company Patents, Controlled by Regulus or any of its Affiliates as of the Effective Date and/or after the Effective Date and having an earliest priority date of no later than the Effective Date, including without limitation the Patent Rights listed on Exhibit F, in each case, that are necessary to Development, Manufacture or Commercialize SPC-3649 in the Field: provided, however, that in each case of (a) through (b), (y) for any Patent Right that is the subject of an Additional Third Party Agreement, the provisions of Section 5.6.2 will govern whether such Patent Right will be included as a Regulus Patent hereunder, and (z) unless the Parties enter into a Tuschl 3 Sublicense under Section 2.1 of this Agreement , Regulus Patents will exclude the Tuschl 3 Patents.

74. “Royalty Tail Period” shall have the meaning assigned to such term in Section 5.5.2.

75. “Santaris” shall mean Santaris Pharma A/S.

76. “Santaris Agreement” shall mean that certain Research and Development Collaboration and License Agreement between SmithKline Beecham Corporation d/b/a/ GlaxoSmithKline and Santaris, dated December 18, 2007.

77. “SEC” shall mean the U.S. Securities and Exchange Commission.

78. “Selling Party” shall have the meaning assigned to such term in Section 52 .

79. “SPC-3649” shall mean (a) the proprietary Santaris compound known on the Effective Date as SPC-3649, and (b) any and all salts, crystalline and amorphous forms, and solvates (including hydrates) thereof. The sequence and chemistry of SPC-3649 is described in [...***...].

80. “SPC-3649 Product” means any product that includes SPC-3649 as an active ingredient, or includes SPC-3649 in any base form, salt form, prodrug, ester, crystalline polymorph, hydrate or solvate thereof, whether or not as the sole active ingredient and in any dosage, form or formulation, sold by GSK, its Affiliates or Sublicensees, in finished product form, packaged and labeled for sale. Unless otherwise indicated by context, “Product” or “SPC-3649 Product” includes Combination Products.

81. “SPC-3649 Rights” shall have the meaning assigned to such term in Section 3.2(a).

82. “Stanford” means The Board of Trustees of the Leland Stanford Junior University.

83. “Stanford License Agreement” means the Co-Exclusive License Agreement dated August 31, 2005 among Stanford and the Founding Companies (as assigned by Isis to Regulus on July 13, 2009).

84. “Stanford Patent(s)” means any Patent Right licensed under the Stanford License Agreement. A list of the Stanford Patents as of the Effective Date is attached hereto under Exhibit F.

85. “Sublicensee” shall mean a Third Party or Founding Company to whom a Party or its Affiliates or Sublicensees has granted a sublicense or license under any Regulus Patents, licensed to such Party in accordance with the terms of this Agreement.

86. “Territory” shall mean all of the countries and territories of the world.

87. “Third Party” shall mean any Person other than Regulus or GSK or an Affiliate of Regulus or GSK or a Founding Company of Regulus.

88. “Third Party License Pass-Through Costs” shall mean, (a) with respect to Regulus, the licensing costs and payments that Regulus owes to Third Parties, but excluding any costs and payments of any kind owed by Regulus to [...***...], or (b) with respect to GSK, the

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licensing costs and payments that GSK owes to Third Parties, in each case as a result of the practice of intellectual property licensed from such Third Parties in the Development, Manufacture and/or Commercialization of SPC-3649 hereunder, including, without limitation, all [...***...] payments. For clarity, any such costs and payments owed to Third Parties by a Party (x) shall only include the share of such costs and payments which is [...***...], and not by any of its Affiliates or by Regulus, [...***...], as applicable (although, for clarity, if such costs and payments are paid by [...***...], as applicable, solely in order for such [...***...] to the relevant Third Party in those situations in which (i) GSK is a sublicensee of such Third Party, through its Affiliate, then such costs and payments shall be [...***...], or (ii) Regulus is a sublicensee of such Third Party through its Affiliate or Founding Company, then such costs and payments shall be [...***...], in each case subject to the following clause (y)), and (y) shall only include any such costs and payments to the [...***...].

89. “Third Party and Founding Company-Originated Rights and Obligations” shall mean the rights of, and any limitations, restrictions or obligations imposed by, (a) Founding Companies pursuant to the Regulus License Agreement and (b) Third Parties pursuant to (i) the contracts assigned to Regulus pursuant to Section 2.1 of the Regulus License Agreement, including but not limited to the Stanford License Agreement, [...***...] (as defined in the Regulus License Agreement), [...***...] (as defined in the Regulus License Agreement), [...***...] (as defined in the Regulus License Agreement), [...***...] (each as defined in the Regulus License Agreement) [...***...]

90. “Total License Pass-Through Costs” shall mean the licensing costs and payments that [...***...] as a result of the practice of intellectual property licensed from any such [...***...] in the Development, Manufacture and/or Commercialization of SPC-3649 or an SPC-3649 Product hereunder, including, without limitation, all upfront fees, annual payments, milestone payments and royalty payments. For clarity, any such costs and payments (a) shall only include the share of such costs and payments which is [...***...], and not by any of [...***...] (although, for clarity, if such costs and payments are paid [...***...] solely in order for [...***...] to the relevant Third Party in those situations in which [...***...], of such Third Party, then such costs and payments shall be

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[...***...], subject to clause (b)), and (b) shall only include any such costs and payments to the [...***...].

91. “[...***...] Patents” means all Patent Rights licensed by Isis and/or Alnylam under the License Agreement among [...***...], Isis and Alnylam dated [...***...], as amended. A representative list of the [...***...] Patents as of the Effective Date is attached hereto under Exhibit C.

92. “[...***...] Sublicense” will have the meaning assigned to such term in Section 2.1.

93. “United States” or “U.S.” shall mean the fifty states of the United States of America and all of its territories and possessions and the District of Columbia.

94. “Upfront Payment” shall have the meaning assigned to such term in Section 5.1.

95. “Valid Claim” means a claim within an issued Patent in the Regulus Patents that has not expired, lapsed, been cancelled or abandoned, and that has not been dedicated to the public, disclaimed or been revoked, cancelled or held unenforceable or invalid by a decision of a court or governmental administrative agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable including through opposition, re-examination, reissue, disclaimer or otherwise.

96. “Withholding-Free Payments” means the [...***...] and [...***...] payments payable to Regulus under Sections [...***...] and [...***...] of this Agreement.

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EXHIBIT B

Representative List of Regulus Patents as of the Effective Date

[...***...]

B-1

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EXHIBIT C

[...***...] Patents as of the Effective Date

[...***...]

C-1

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EXHIBIT D

Press Release

Regulus Therapeutics and GlaxoSmithKline Establish New Collaboration to Develop and Commercialize

microRNA Therapeutics Targeting miR-122

- miR-122 Represents a Novel “Host Factor” Strategy for Treatment of Hepatitis C Infection —

- Further Demonstration of Regulus Leadership in microRNA Science, Technology and Intellectual Property -

Carlsbad, CA., February 24, 2010 — Regulus Therapeutics Inc. today announced the establishment of a new collaboration with GlaxoSmithKline (GSK) to develop and commercialize microRNA therapeutics targeting microRNA-122 in all fields with Hepatitis C Viral infection (HCV) as the lead indication. Under the terms of the new collaboration, Regulus will receive additional upfront and early-stage milestone payments with the potential to earn more than $150 million in miR-122-related combined payments, and tiered royalties up to double digits on worldwide sales of products.

“This new collaboration with GSK demonstrates the clear scientific leadership that Regulus has established in advancing a whole new frontier of pharmaceutical research. microRNA therapeutics target the pathways of human diseases, not just single disease targets, and hold considerable promise as novel therapies across a broad range of unmet medical needs,” said Kleanthis G. Xanthopoulos, Ph.D., President and Chief Executive Officer of Regulus. “It also further validates Regulus’ microRNA product platform built on fundamental biology of human diseases and intellectual property, and also extends the therapeutic scope of our existing collaboration formed with GSK in 2008. Furthermore, the funding from this alliance supports Regulus’ efforts in advancing high impact, novel medicines based on microRNA biology to patients.”

The collaboration provides GSK with access to Regulus’ comprehensive and robust intellectual property estate. Regulus exclusively controls patent rights covering miR-122 antagonists and their use as HCV therapeutics in the United States, Europe, and Japan, including but not limited to the patent families which encompass: the ‘Sarnow’ patent pertaining to the method of use of anti-miR-122 to inhibit HCV replication, the ‘Esau’ patent application claiming the use of anti-miRs targeting miR-122 as inhibitory agents, the ‘Tuschl III’ patent claiming composition of matter for miR-122 and complementary oligonucleotides, and the ‘Manoharan’ patent claiming antagomirs, including antagomirs targeting miR-122.

miR-122 is a liver-expressed microRNA that has been shown to be a critical endogenous “host factor” for the replication of HCV, and anti-miRs targeting miR-122 have been shown to block HCV infection (Jopling et al. (2005) Science 309, 1577-81). In earlier work, scientists at Alnylam and Isis demonstrated the ability to antagonize miR-122 in vivo using chemically modified single-stranded anti-miR oligonucleotides. Further, work by Regulus scientists and collaborators showed that inhibiting miR-122 results in significant inhibition of HCV replication in human liver cells, suggesting that antagonism of miR-122 may comprise a novel “host factor”

therapeutic strategy. Regulus scientists have shown in multiple preclinical studies a robust HCV antiviral effect following inhibition of miR-122. Regulus plans to identify a clinical development candidate in the second half of 2010 and file an investigational new drug (IND) application in 2011.

About microRNAs

The discovery of microRNA in humans is one of the most exciting scientific breakthroughs in the last decade. microRNAs are small RNA molecules, typically 20 to 25 nucleotides in length, that do not encode proteins but instead regulate gene expression. Nearly 700 microRNAs have been identified in the human genome, and more than one-third of all human genes are believed to be regulated by microRNAs. As a single microRNA can regulate entire networks of genes, these new molecules are considered the master regulators of the genome. microRNAs have been shown to play an integral role in numerous biological processes including the immune response, cell-cycle control, metabolism, viral replication, stem cell differentiation and human development. Many microRNAs are conserved across multiple species indicating the evolutionary importance of these molecules as modulators of critical biological pathways. Indeed, microRNA expression or function has been shown to be significantly altered in many disease states, including cancer, heart failure and viral infections. Targeting microRNAs opens the possibility of a novel class of therapeutics and a unique approach to treating disease by modulating entire biological pathways.

About Hepatitis C Virus (HCV)

HCV infection is a disease with an estimated prevalence of 170 million patients worldwide, with more than 3 million patients in the United States. HCV shows significant genetic variation in worldwide populations due to its frequent rates of mutation and rapid evolution. There are six genotypes of HCV, with several subtypes within each genotype, which vary in prevalence across the different regions of the world. The response to treatment varies from individual to individual underscoring the inadequacy of existing therapies and highlights the need for combination therapies that not only target the virus but endogenous “host factors” as well. Strategies that include the Regulus miR-122 antagonist as part of emerging combination therapies to shorten duration of treatment and interferon use, improve the safety profile and sustained virologic response (SVR), increase the barrier to drug resistance, and address difficult-to-treat genotypes hold significant potential to expand the limited therapies available to physicians treating HCV patients.

About Regulus Therapeutics Inc.

Regulus Therapeutics is a biopharmaceutical company leading the discovery and development of innovative new medicines based on microRNAs. Regulus is targeting microRNAs as a new class of therapeutics by working with a broad network of academic collaborators and leveraging oligonucleotide drug discovery and development expertise from its founding companies Alnylam Pharmaceuticals (Nasdaq:ALNY) and Isis Pharmaceuticals (Nasdaq:ISIS). Regulus is advancing microRNA therapeutics towards the clinic in several areas including hepatitis C infection, cardiovascular disease, fibrosis, oncology, immuno-inflammatory diseases, and metabolic diseases. Regulus’ intellectual property estate contains both the fundamental and core patents in the field as well as over 600 patents and more than 300 pending patent applications pertaining primarily to chemical modifications of oligonucleotides targeting microRNAs for therapeutic applications. In 2008, Regulus entered into a major alliance with GlaxoSmithKline to discover and develop microRNA therapeutics for immuno-inflammatory diseases. For more information, visit www.regulusrx.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding the future therapeutic and commercial potential of Regulus’, Alnylam’s, and Isis’ business plans, technologies and intellectual property related to microRNA therapeutics being discovered and developed by Regulus, including statements regarding expectations around the relationship between GSK and Regulus. Any statement describing Regulus’, Alnylam’s, and Isis’ goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement, including those statements that are described as such parties’ goals. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such products. Such parties’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause their results to differ materially from those expressed or implied by such forward-looking statements. Although these forward-looking statements reflect the good faith judgment of the management of each such party, these statements are based only on facts and factors currently known by Regulus’, Alnylam’s, and Isis’ management as the case may be. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Regulus’, Alnylam’s, and Isis’ programs are described in additional detail in Alnylam’s and Isis’ annual reports on Form 10-K for the year ended December 31, 2008, and their most recent quarterly reports on Form 10-Q which are on file with the SEC. Copies of these and other documents are available from Alnylam or Isis.

EXHIBIT E

[Intentionally Left Blank]

E-1

EXHIBIT F

Stanford Patents as of the Effective Date

[...***...]

F-1

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EXHIBIT G

Third Party In-Licenses

[...***...]

G-1

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EXHIBIT H

[...***...] License Terms

The following is a summary of material terms that would apply to a license under [...***...] Patents (as set forth in Appendix 1) for SPC-3649, in relation to SPC-3649 Rights. Terms used herein and not otherwise defined shall have the meaning assigned to such term in the Agreement.

Licensor	Regulus Therapeutics Inc.

Licensee	Santaris A/S

Field	The treatment and/or prophylaxis of hepatitis C virus

Territory	Worldwide

Santaris Option	Santaris’ option (the “Santaris Option”) to take an exclusive license from Regulus under the [...***...] Patents to develop and commercialize only SPC-3649 within the Field.

The Santaris Option can be exercised by Santaris:
1. if after GSK takes a license to SPC-3649 it subsequently ceases development of SPC-3649 and returns rights to SPC-3649 to Santaris.

The Santaris Option would expire sixty (60) days following the event above.

[...***...]
Up-front Payment	[...***...]] however if GSK has taken license to SPC-3649 and made the corresponding $[...***...] payment to Regulus following completion of the PoC Trial, then this payment would be waived.

Milestones to Regulus	Santaris would pay the following milestones to Regulus, based upon the achievement of the milestone event by SPC-3649:

Milestone Event	Milestone Payment* US$Million (“m”)
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]

*	Each milestone will be paid only once upon the first achievement of the Milestone Event by SPC-3649. For clarity, if GSK had paid a milestone, then the milestone would not be payable a second time by Santaris.

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†Such milestone will only be payable if, at the time such milestone is achieved there is a Valid Claim within the [...***...] Patents, which covers [...***...]; provided, however, that if there is no Valid Claim at the time of such Milestone Event, then (a) Santaris must pay to Regulus [...***...] of such milestone payment upon the First Commercial Sale of an SPC-3649 Product in any country in the [...***...]; and (b) if a Pending Claim within the [...***...] Patents issues such that it is a Valid Claim in the [...***...] prior to the [...***...] anniversary of the date of the First Commercial Sale described in clause (a) above, then Santaris will pay Regulus the remaining [...***...] of such milestone within thirty (30) days of receipt by Santaris of an invoice sent from Regulus on or after the date of the issuance of the applicable Pending Claim.

“Clinical Studies” shall mean human studies designed to measure the safety, efficacy, tolerability and/or appropriate dosage of SPC-3649, as the context requires, including without limitation Phase 1 Clinical Trials, Phase 2 Clinical Trials (including any PoC Trial), Phase 3 Clinical Trials and any post-Regulatory Approval studies (such as Phase 4 Clinical Trials).

“First Commercial Sale” means, with respect to an SPC-3649 Product in a country in the Territory, the first sale, transfer or disposition for value by Santaris, its Affiliates or Sublicensees to an end user of an SPC-3649 Product in such country; provided, that, the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate, Founding Company or Sublicensee unless the Affiliate, Founding Company or Sublicensee is the last entity in the distribution chain the SPC-3649 Product, (b) any use of SPC-3649 or an SPC-3649 Product in Clinical Studies, pre-clinical studies or other research or development activities, or disposal or transfer of SPC-3649 or an SPC-3649 Product for a bona fide charitable purpose, (c) compassionate use, (d) so called “treatment IND sales” and “named patient sales,” and (e) use under the ATU system in France and/or the International Pharmi system in Europe.

“Pending Claim” means a claim within any patent application in the [ ...***... ] Patents that has not been cancelled, withdrawn, or abandoned. For purposes of clarity, if any Pending Claim of a patent application subsequently issues, such claim shall be deemed to qualify as a Valid Claim.

“Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals, if required prior to sale in the applicable jurisdiction), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency,

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department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport and/or sale of SPC-3649 or an SPC-3649 Product in the applicable jurisdiction.

“SPC-3649 Product” means any product that includes SPC-3649 as an active ingredient, or includes SPC-3649 in any base form, salt form, prodrug, ester, crystalline polymorph, hydrate or solvate thereof, whether or not as the sole active ingredient and in any dosage, form or formulation, sold by Santaris, its Affiliates or Sublicensees, in finished product form, packaged and labeled for sale. Unless otherwise indicated by context, “Product” or “SPC-3649 Product” includes Combination Products.

“Valid Claim” means a claim within an issued Patent in the [...***...] Patents that has not expired, lapsed, been cancelled or abandoned, and that has not been dedicated to the public, disclaimed or been revoked, cancelled or held unenforceable or invalid by a decision of a court or governmental administrative agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable including through opposition, re-examination, reissue, disclaimer or otherwise.

Royalties to Regulus	Santaris will pay to Regulus royalties on Annual worldwide Net Sales of any SPC-3649 Product sold by Santaris, its Affiliates or Sublicensees (“Santaris Patent Royalty”) during a calendar year, on a country-by-country basis, in the Field in the countries of the Territory in which there is a Valid Claim in the Field within the [...***...] Patents, which [...***...], in the amounts as follows:

Annual Worldwide Net Sales (U.S. $ Million) of SPC-3649 Product per Calendar Year US$Million (“m”)	Applicable Royalty Rate
up to $1000m	[...***...]%
$1000m up to $2000m	[...***...]%
$2000m up to $3000m	[...***...]%
> $3000m	[...***...]%

The royalty rates in the table above are incremental rates, which apply only for the respective increment of Annual worldwide Net Sales described in the Annual worldwide Net Sales column. Thus, once a total Annual worldwide Net Sales figure is achieved for the year, the

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royalties owed on any lower tier portion of Annual worldwide Net Sales are not adjusted up to the higher tier rate.

Royalty Adjustment. If there are no Valid Claims within the [...***...] Patents that claim [...***...] SPC-3649 Product sold in a particular country, the Santaris Patent Royalty set forth above shall be reduced to [...***...] of the Santaris Patent Royalty rates above in such countries where a Pending Claim within the [...***...] Patents claims [...***...] has not yet been issued. For the avoidance of doubt, for such Pending Claims, Santaris shall pay Regulus [...***...] of the Santaris Patent Royalty set forth in the table above, and shall pay the remaining [...***...] of the Santaris Patent Royalty into an escrow account, until such time as a Valid Claim within the [...***...] Patents issues that covers the [...***...] being sold in the country of sale, provided that such Valid Claim must issue within [...***...] years of date of First Commercial Sale of an SPC-3649 Product (the “Royalty Tail Period”). In the event such Valid Claim issues during the Royalty Tail Period, (i) the escrow account and any interest thereon shall be paid to Regulus and (ii) Santaris will pay the full Santaris Patent Royalty in such countries starting only from the date of such issuance of the Valid Claim and shall not owe any Santaris Patent Royalty in such countries for any preceding period. In the event that no such Valid Claim issues during the Royalty Tail Period, then the escrowed amounts and any interest thereon shall be returned to Santaris and any obligations Santaris may have had with respect to the Pending Claims shall cease. If Santaris maintains sole control over such escrow account then Santaris shall be solely responsible for the costs and expenses associated with maintaining such escrow account, otherwise Santaris and Regulus shall be mutually responsible for the costs and expenses associated with maintaining such escrow account; provided, that the Parties must mutually agree (such agreement not to be unreasonably withheld) before taking any action that would cause Santaris to lose sole control of such escrow account. If a Valid Claim within the [...***...] Patents that [...***...] issues after the Royalty Tail Period, then Santaris will pay Regulus the full Santaris Patent Royalty in such countries starting only from the date of such issuance of the Valid Claim and shall not owe any Santaris Patent Royalty in such countries for any preceding period.

Prosecution and Maintenance of Sarnow Patents	At Regulus’ expense, Regulus shall (but shall not be obligated to) control and be responsible for all aspects of the Prosecution, Maintenance, enforcement and defense of all Sarnow Patents

No Challenge	Santaris covenants to Regulus that pursuant to the Santaris Option to take a license to the [...***...] Patents, that during the term of the Santaris Option and any license agreement granted thereunder, solely with respect to claims within the Regulus Patent Rights to the [...***...] Patents that are to be included in the license to be granted to Santaris pursuant to the terms set forth in this Exhibit H, Santaris, its Affiliates or

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Sublicensees will not, in the U.S. or any other Major Country, (a) commence or otherwise voluntarily determine to participate in (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order) any action or proceeding, challenging or denying the validity of any claim within an issued patent or patent application within the [...***...] Patents, or (b) direct, support or actively assist any other Person (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim or to respond to a court request or order or administrative law request or order) in bringing or prosecuting any action or proceeding challenging or denying the validity of any claim within an issued patent or patent application within the [...***...] Patents. For purposes of clarification, any breach of these terms will be a material breach of the license granted to Santaris, and will be grounds for termination by Regulus of the license.

“Patent Rights” shall mean (a) patent applications (including provisional applications and for certificates of invention), (b) any patents issuing from such patent applications (including certificates of invention), (c) all patents and patent applications based on, corresponding to, or claiming the priority date(s) of any of the foregoing, and (c) any substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and foreign counterparts thereof.

Research Plan	If Santaris exercises the Santaris Option to take a license to the [...***...] Patents, Regulus and Santaris will jointly prepare a research plan for SPC-3649; provided, that (i) Santaris shall not be required to share with Regulus or any confidential information; and (ii) Santaris will have the sole decision making authority with respect to such research plan.

Stanford License Considerations	With respect to the sublicense granted by Regulus under the [...***...] Patents, Santaris acknowledges and agrees that (a) such sublicense is subject and subordinate to the terms and conditions of the Stanford License Agreement, (b) Stanford is a third party beneficiary to this Agreement as it relates to Articles 8, 9 and 10 of the Stanford License Agreement, such that Stanford may directly enforce Articles 8, 9 and 10 of the Stanford License Agreement against Santaris, and (c) if Stanford terminates the Stanford License Agreement as it relates to Regulus (but not as it relates to this Agreement), Santaris will assume (and be directly liable to Stanford for) all Third Party License Pass-Through Costs and all Third Party and Founding Company-Originated Rights and Obligations due Stanford in connection with this Agreement.

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Term	Unless earlier terminated pursuant to Santaris’ termination rights below, the license agreement would continue in full force and effect until the date of expiration of all payment obligations by Santaris under such license agreement (the “Santaris Agreement Term”).

Santaris termination rights	Santaris would have the right, at its sole discretion, exercisable at any time during the Santaris Agreement Term, to terminate the license agreement in its entirety, for any reason or for no reason at all, upon ninety (90) days written notice to Regulus.

Appendix 1

The [...***...] Patents are all Patent Rights related to the following:

[...***...]

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